COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND
 AND THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE
 INDEX
 EXHIBIT A:
 ___________________________________________________________
|            |      STANDARD      |                       |
|            |    & POOR'S 500    |        DREYFUS        |
| PERIOD     |   COMPOSITE STOCK  |  SOCIALLY RESPONSIBLE |
|            |    PRICE INDEX*    |      GROWTH FUND      |
|---------   |   ---------------  |  -------------------- |
| 10/7/93    |           10,000   |               10,000  |
|12/31/93    |           10,232   |               10,735  |
|12/31/94    |           10,366   |               10,895  |
|12/31/95    |           14,257   |               14,661  |
|---------   |   ---------------  |  -------------------- |




*Source: Lipper Analytical Services, Inc.